[Texas Pacific Group Logo]

                                January 31, 2005

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

        This letter confirms that David Spuria and John Viola are authorized and designated to sign all securities related filings with the Securities and Exchange Commission, including Forms 3, 4 and 5, on my behalf. This authorization and designation shall be valid for three years from the date of this letter.

                                                Very truly yours,


                                                /s/ Richard P. Schifter
                                                ----------------------
                                                Richard P. Schifter